Exhibit 5
Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202

December 23, 2013
Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, NC 28202

Re:	Chiquita Brands International, Inc., Chiquita Brands L.L.C. and the Subsidiary Guarantors listed in the
Registration Statement on Form S-4

Ladies and Gentlemen:
We have acted as special counsel to Chiquita Brands International, Inc., a New Jersey corporation (“CBII”), Chiquita Brands L.L.C., a Delaware limited liability company (“CBLLC, and together with CBII, the “Issuers”), and the subsidiary guarantors listed on Exhibit A hereto in connection with the public offering of up to $425,000,000 aggregate principal amount of the Issuers’ 7.875% Senior Secured Notes due 2021, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “New Notes”). The New Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) to exchange the New Notes for a like principal amount of the Issuers’ issued and outstanding 7.875% Senior Secured Notes due 2021 (the “Old Notes”), under the Indenture, dated as of February 5, 2013 (the “Indenture”), by and among the Issuers, the Subsidiary Guarantors (as defined below) and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), which provides for the guarantee of the New Notes by certain subsidiaries of the CBII incorporated or formed pursuant to the laws of the State of Delaware or the Commonwealth of Pennsylvania, and listed on Exhibit A hereto (the “Subsidiary Guarantors”) to the extent set forth in the Indenture (guarantees by the Subsidiary Guarantors are referred to herein as the “Subsidiary Guarantees”), and as contemplated by the Registration Rights Agreement, dated as of February 5, 2013 (the “Registration Rights Agreement”), each by and among the Issuers, the Subsidiary Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representative of the initial purchasers.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement on Form S-4 relating to the New Notes and the Subsidiary Guarantees filed by the Issuers with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) a copy of the certificate of incorporation, certificate of formation, certificate of organization or other formation document, as applicable, in each case as amended and in effect on the date hereof, of each of the Issuers and the Subsidiary Guarantors; (viii) a copy of the bylaws, operating agreement, or other governing document, as applicable, in each case as amended and in effect on the date hereof, of each of the Issuers and the Subsidiary Guarantors; (ix) copies of certain resolutions of the Board of Directors of the CBII and of the Board of Managers of CBLLC, each adopted on January 28, 2013, relating to the Exchange Offer, the issuance of the Old Notes and the New Notes, the Indenture and related matter; (x) copies of actions by written consent of the Board of Directors or Managers of each of the Subsidiary Guarantors, dated January 28, 2013, relating to the Exchange Offer, the Indenture, the Subsidiary Guarantees and related matters; (xi) the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; and (xii) the form of the New Notes, included as an exhibit to the Indenture.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuers and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuers, the Subsidiary Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

December 23, 2013

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Issuers and the Subsidiary Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect of such documents on such parties. We also have assumed that each of the Issuers and the Subsidiary Guarantors has been duly organized and is validly existing in good standing under the law of its jurisdiction of organization. We also have assumed that the terms of the New Notes and the Subsidiary Guarantees have been established so as not to, and that the execution and delivery by the Issuers and the Subsidiary Guarantors of the Indenture, the Subsidiary Guarantees and New Notes and the performance of their obligations thereunder, do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Issuers or the Subsidiary Guarantors or any of their properties is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements and instruments which are listed in Part II of the Registration Statement or as exhibits to CBII’s Annual Report on Form 10-K filed on March 18, 2013, as amended on June 27, 2013 or CBII’s Quarterly Reports on Form 10-Q filed on May 10, 2013, August 8, 2013 and November 7, 2013, respectively), (ii) any law, rule, or regulation to which the Issuers, the Subsidiary Guarantors or any of their properties are subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Opined on Law (as defined below)), (iii) any judicial or regulatory order or decree of any governmental authority (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined on Law). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers, the Subsidiary Guarantors and others.
We do not express any opinion as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act (the “DLLCA”), the Commonwealth of Pennsylvania Business Corporation Law, the Pennsylvania Limited Liability Company Law (“PLLCL”) and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than those of the Opined on Law or as to the effect of any non-Opined on Law on the opinions herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
The opinion set forth below is subject to the following qualifications, further assumptions and limitations: (a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law); (b) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the New Notes or the Subsidiary Guarantees; (c) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Indenture, the Registration Rights Agreement, or the Subsidiary Guarantees, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality; (d) we have assumed that the limited liability company agreement of each Subsidiary Guarantor that is a limited liability company is the only limited liability company agreement, as defined under the DLLCA or the PLLCL as applicable, of such Subsidary Guarantor; and (e) in light of the decision in Official Comm. of Unsecured Creditors of Tousa, Inc. v. Citicorp N. Am., Inc. (In re Tousa, Inc.), 422 B.R. 783, 2009 Bankr. LEXIS 4355 (Bankr. S.D. Fla. 2009), we express no opinion as to the enforceability of the provisions contained in Section 13.01 of the Indenture to the extent that such provisions limit the obligation of the Subsidiary Guarantors bound by such savings clause under such agreement or any right of contribution of any party with respect to such Subsidiary Guarantees.

December 23, 2013

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registration Statement, as finally amended, has become effective under the Securities Act and the New Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the New Notes and Subsidiary Guarantees will constitute valid and binding obligations of the Issuers and each of the Subsidiary Guarantors, respectively, enforceable against the Issuers and each of the Subsidiary Guarantors, respectively, in accordance with their terms.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP